Exhibit 99.3

Frost & Sullivan Letterhead

June 8, 2021

Atour Lifestyle Holdings Limited

18th floor, Wuzhong Building

618 Wuzhong Road, Minhang District

Shanghai, People’s Republic of China

Re: Atour Lifestyle Holdings Limited

Ladies and Gentlemen,

We understand that Atour Lifestyle Holdings Limited (the “Company”) has filed a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports (collectively, the “Report”), and any subsequent amendments to the Report, as well as the citation of our Report, (i) in the Registration Statement, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name: Yves Wang
Title: Partner